April 14, 2014

CommunityOne Bancorp
1017 E. Morehead Street
Charlotte, North Carolina 28204

Re:    CommunityOne Bancorp Registration Statement on Form S-3

Ladies and Gentlemen:

I am the Senior Vice President and Counsel of CommunityOne Bancorp, a North Carolina corporation (the “Company”), and in such capacity I am charged with general supervisory responsibilities for the legal affairs of the Company and its subsidiaries.  I am furnishing this opinion in connection with the Company’s filing of a Registration Statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”).  The Registration Statement relates to the registration of (i) an indeterminate amount of shares of the common stock of the Company, no par value per share (the “Common Stock”) to be offered and sold by the Company, (ii) 1,107,626 shares of Common Stock presently held and which may be sold pursuant to the Registration Statement by the United States Department of the Treasury (“Treasury”) listed as the selling shareholder in the Registration Statement, including 22,072 shares of Common Stock (the “Warrant Shares”) issuable upon exercise of the warrant issued to Treasury on October 21, 2011 (the “Amended TARP Warrant”), (iii) the Amended TARP Warrant and (iv) preferred share purchase rights relating to the Common Stock issued pursuant to the Tax Benefits Preservation Plan (the “Tax Benefits Preservation Plan”), dated as of April 15, 2011, by and between the Company and Registrar and & Transfer Company, as the rights agent, as amended to date, and associated preferred share purchase rights relating to the Warrant Shares issuable pursuant to the Tax Benefits Preservation Plan (collectively, the “Preferred Share Purchase Rights”).
 In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of:
1.             the Articles of Incorporation of the Company, as amended to date;
2.             the Amended and Restated Bylaws of the Company, as presently in effect;

3.             certain resolutions adopted by the Board of Directors of the Company;

4.             the Amended TARP Warrant;

5.             the Tax Benefits Preservation Plan; and

6.     the Registration Statement.

In addition, I have made inquiries of appropriate personnel at the Company and examined the originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as I have deemed necessary or appropriate as a basis for the opinions set forth herein.
 In my examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity and completeness of all documents submitted to me as originals, the conformity to the original documents of all documents submitted to me as certified, conformed or photostatic copies and the authenticity of the originals of such copies.  In making my examination of documents executed by parties other than the Company, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof as to such parties.  As to any facts material to the opinions expressed herein that were not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.
  I am a member of the North Carolina Bar and the Bar of the State of New York, and for purposes of this opinion do not express any opinion as to the laws of any jurisdiction other than the Federal laws of the United States, the laws of the State of North Carolina and solely for purposes of the opinion set forth in subsection (c), the laws of the State of New York.
 Based upon and subject to the foregoing and to the other qualifications and limitations set forth in this letter, I am of the opinion that:
 a)            The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of North Carolina.
 b)            The Common Stock has been duly authorized, validly issued and are fully paid and non-assessable.
 c)             The Amended TARP Warrant has been duly authorized, executed and delivered by the Company, the Amended TARP Warrant constitutes a valid and legally binding obligation of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights, concepts of reasonableness and to general equity principles.
     d)            The Warrant Shares have been duly authorized and, when duly issued and sold in accordance with the terms of the Amended TARP Warrant, the Warrant Shares will be validly issued, fully paid and non-assessable.
e)             Assuming the Tax Benefits Preservation Plan has been duly authorized, executed and delivered by the rights agent, the Preferred Share Purchase Rights attributable to the Common Stock have been validly issued.
 f)             Assuming the Tax Benefits Preservation Plan has been duly authorized, executed and delivered by the rights agent, then, when the Warrant Shares have been duly issued and sold in accordance with the terms of the Amended TARP Warrant, the Preferred Share Purchase Rights attributable to the Warrant Shares will be validly issued.
 The opinion expressed herein is as of the date hereof and as of the effective date of the Registration Statement unless otherwise expressly stated, and I disclaim any undertaking to advise you of changes of facts stated or assumed herein or any subsequent changes in applicable law.
 I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to my name under the heading “Validity of the Securities” in the prospectus contained therein.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Katherine Trotter, Esq.
Katherine Trotter, Esq.
Senior Vice President and Counsel